Exhibit 10.77
December 16, 2003
Vice Admiral Scott Fry
21946 Sugarland Oaks Square
Sterling, Virginia 20164
Dear Admiral Fry:
We are pleased to offer you a position with Alion Science and Technology Corporation as a Chief Strategist/Director of Program Development in Alion’s System Technology Sector reporting to Barry Watson, Senior Vice President, Sector Manager, with a proposed start date of January 5, 2004. This position is as an exempt employee. Your starting salary for this full-time position will be $6,924 biweekly. In addition, you will receive $15,000 as a sign-on bonus in accordance with the terms outlined in the enclosed Bonus Agreement form. It is company policy that only Senior Vice Presidents and Group Managers receive the use of a company car, but we are making an exception to the policy for you and you will have the use of a 2002 BMW until August 2005. It is our hope and expectation that you will be in a key line management position by that time that would justify continual use of the vehicle.
All full-time employees participate in Alion’s Flexible Employee Benefits program. This program provides you with a base of benefits at no cost to you: group life insurance, short and long term disability insurance, business travel accident insurance, 10 paid holidays, and 15 days personal time off during your first year of service. You are being offered an additional 4 days of PTO for a total of 19 days during your first year of service. After you complete one year of service, Alion will automatically begin contributions to the Alion Science and Technology Corporation Employee Ownership Savings and Investment Plan (KSOP).
Optional benefits, in which you participate in the cost, include: medical, dental, vision, optional life insurance, AD&D, dependent life insurance, health and dependent care flexible spending accounts and Long Term Care insurance. Immediately upon hire, eligible employees may contribute to the Alion Science and Technology Corporation Employee Ownership Savings and Investment Plan (KSOP). The KSOP consists of an ESOP component (Alion stock) and a 401(k) plan. After one year of continuous service, Alion provides matching contributions to the KSOP plan, pursuant and subject to the Plan.

As a new employee, you will have a one-time opportunity to invest in Alion stock. You may rollover monies from any qualified retirement plan that you had prior to employment with Alion and wish to invest in the company stock portion of the Alion KSOP plan. If you elect to participate after the one-time opportunity, you may still rollover monies from prior plans, but only to the 401(k) portion of the plan.
Once you accept this position, you will be required to maintain your current security clearance level.
In addition, you will also be required as a condition of employment to sign Alion’s Code of Ethics, Conduct and Responsibility Acknowledgement Form and Alion’s Intellectual Property Agreement. Copies are enclosed for your review.
Please note that employment offered by Alion is not an offer of continued employment for a definite period, that is, either Alion or you may terminate employment at any time with or without notice, for any reason or no reason.
Please confirm your acceptance decision by signing below and returning a copy of this letter to us by December 23, 2003. We look forward to a pleasant association with you as a member of our staff. If you have any questions, please call me at 703-269-3487.
Sincerely,
/s/ Katherine C. Madaleno
Katherine C. Madaleno
Vice -President, Director of Human Resources
I accept this offer of employment and enclose the required completed and signed Alion Employment Application.

/s/ Scott Fry

Signature	Date